Exhibit 99.1

News Release

Rockwell Collins second quarter 2012 earnings per share increases 14% to $1.09

CEDAR RAPIDS, Iowa (April 19, 2012) - Rockwell Collins, Inc. (NYSE: COL) today reported second quarter fiscal year 2012 net income of $161 million compared to $150 million in the same period last year. Earnings per share for the quarter were $1.09, an increase of $0.13, or 14%, from earnings per share of $0.96 in the second quarter of 2011. Earnings per share growth was twice the rate of net income growth, principally due to the favorable effect of the company's share repurchase program.

The company reported total sales of $1.16 billion for the second quarter of 2012, which were down 5% when compared to $1.22 billion reported for the same period a year ago. Total segment operating earnings were relatively flat at $240 million, but total segment operating margins increased to 20.7% of sales, up from 19.8% of sales in the second quarter of 2011. Current year net income and earnings per share include a net benefit of $15 million, or $0.10 per share, from lower income tax expense primarily due to a favorable adjustment resulting from the completion of prior period tax audits.

Cash provided by operating activities for the first six months of 2012 totaled $45 million, compared to $127 million in the prior year. The $82 million reduction in cash from operations was primarily driven by $62 million of higher employee incentive payments made in the first quarter and $50 million of higher income tax payments, partially offset by cash receipts.

“As the balance between our business segments continues to shift toward Commercial Systems, we remain focused on leveraging our operating system to increase the earnings power of our company,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “Despite the expected revenue headwinds this quarter, both business segments achieved greater than 20% operating margins, which resulted in a 90 basis point expansion of total segment operating margins. Shareowner value was further enhanced by using our balance sheet capacity and repurchasing more than 9 million shares of common stock so far this year, reducing the outstanding share count by 5%.”

Jones went on to state, “Both business segments are expected to experience growth in the second half of the year, but at a lower level than previously expected. However, our focus on controlling cost in a volatile environment should still allow us to achieve full year earnings per share in the range of $4.40 to $4.60. Based on confidence in our ability to continue generating strong earnings and operating cash flow, we are increasing the quarterly dividend by 25%, effective in the third fiscal quarter.”

Following is a discussion of fiscal year 2012 second quarter sales and earnings for each business segment. Commercial Systems' segment results exclude the Rollmet business for all periods presented. The divestiture of Rollmet occurred during the fourth quarter of fiscal year 2011 and is classified as a discontinued operation.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2012 second quarter sales of $533 million, an increase of $33 million, or 7%, compared to sales of $500 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $19 million, or 7%, to $289 million driven by higher product deliveries for the Bombardier Global platform and increased sales to Airbus and Boeing resulting from higher production rates for the A320, 777 and 747-8 aircraft. Aftermarket sales increased $19 million, or 9%, to $220 million primarily driven by increased sales of spares related to 787 and 747-8 aircraft as well as increased air transport retrofit sales.

Commercial Systems second quarter operating earnings increased $21 million, or 23%, to $112 million, resulting in an operating margin of 21.0%, compared to operating earnings of $91 million, and an operating margin of 18.2%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Sales in the second quarter of 2012 were $628 million, a decrease of $88 million, or 12%, compared to the $716 million reported for the same period last year.

Avionics sales increased $13 million, or 4%, from the second quarter of 2011 due to increased sales for Saudi F-15 fighter, KC-46 and KC-10 tanker programs, partially offset by a decline resulting from the completion of deliveries for the KC-135 GATM program. Communication product sales declined by $36 million, or 19%, due to the completion of a contract to provide transportable cellular equipment for Afghanistan and fewer deliveries of satellite communication terminals. Surface solutions sales decreased $34 million, or 37%, resulting from the impact of two programs terminated for convenience in the third quarter of 2011. Sales of Navigation products decreased by $31 million, or 38%, driven primarily by fewer deliveries of Defense Advanced GPS Receiver products.

Government Systems second quarter operating earnings of $128 million resulted in an operating margin of 20.4%, compared to operating earnings of $150 million, and an operating margin of 20.9%, for the same period last year. The decrease in operating earnings and margin was primarily due to lower sales volume, partially offset by lower company funded research and development costs, a favorable warranty adjustment and the benefit realized from prior year restructuring actions.

Corporate and Financial Highlights

As anticipated, the company's effective income tax rate was 24.4% for the second quarter of 2012 compared to a rate of 31.2% for the same period last year. The lower tax rate was primarily due to a $19 million, or $0.13, favorable adjustment resulting from the completion of prior period tax audits, partially offset by a $4 million, or $0.03, unfavorable impact due to differences in the availability of the Federal R&D Tax Credit.

During the second quarter of 2012, the company repurchased 1.9 million shares of common stock at a total cost of $112 million, leaving $206 million authorized for additional share repurchases. The company also paid dividends on its common stock totaling $35 million, or 24 cents per share. On April 18, 2012, the Board of Directors approved an increase to the quarterly dividend paid on its common stock by 25% to 30 cents per share, effective with the next dividend payable on June 4, 2012, to shareholders of record at the close of business on May 14, 2012.

Discontinued Operations

During the fourth quarter of 2011, the company sold the Rollmet product line. The divestiture has been accounted for as a discontinued operation for all periods presented. Certain prior period amounts have been reclassified to conform to the current year presentation. For the three and six months ended March 31, 2011, Commercial Systems sales have been reduced by $7 million and $13 million, respectively, and Commercial Systems operating earnings have been reduced by $1 million and $3 million, respectively.

Fiscal Year 2012 Outlook

Revenue guidance for fiscal year 2012 is being reduced as a result of the combined impact of a strategic decision to discontinue further investment in public safety vehicle systems, reduction in expected deliveries at a business jet OEM customer, and a delay in contract execution related to an international order. All other elements of our fiscal year 2012 guidance remain unchanged.

The following table is a complete summary of the company's updated fiscal year 2012 financial guidance:

•	Total sales	About $4.85 Bil. (From $4.9 to $5.0 Bil.)
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share from continuing operations	$4.40 to $4.60
•	Cash flow from operations	$625 Mil. to $725 Mil.
•	Research & development costs	About $900 Mil.
•	Capital expenditures	About $150 Mil.

Business Highlights

Rockwell Collins Pro Line Fusion® delivered to first business aviation customer
Rockwell Collins announced that its Pro Line Fusion advanced integrated avionics system has entered into service as part of Bombardier’s Vision Flight Deck on Global aircraft. Pro Line Fusion offers unmatched breadth and capabilities that span from turboprops to air transport and military aircraft. The system integrates and displays essential flight information through graphically rich interfaces, including high-integrity head-up guidance featuring synthetic and enhanced vision, and the industry’s largest format LCD primary flight displays.

Thomas Cook Group selected Rockwell Collins PAVES™ 3 IFE for 71 Airbus aircraft
Thomas Cook Group selected Rockwell Collins PAVES 3 in-flight entertainment for 71 new Airbus A320 and A321 aircraft. The selection includes the PAVES 3 High-Definition Media Server, 12” widescreen overhead monitors, and WiFi-enabled content applications and Web pages.

Embraer selected Rockwell Collins to provide communications and direction finding capabilities for KC-390
Rockwell Collins’ DF-430 Direction Finder and HF-9000 high frequency radios will bring added capabilities to the Embraer KC-390 transport aircraft. The announcement follows the May 2011 selection by Embraer Defense and Security of the Rockwell Collins Pro Line Fusion-based avionics for the aircraft.

Data Link Solutions selected for Taiwan P-3 and Republic of Korea F-16 aircraft
Data Link Solutions (DLS), a joint venture between Rockwell Collins and BAE Systems, has been awarded a $3.8 million contract by the U.S. Navy Space and Naval Warfare Systems Command (SPAWAR) for the production of Multifunctional Information Distribution System - Low Volume Terminals (MIDS-LVT) for the Taiwan P-3 and Ground Link-16 Program. Additionally, DLS was awarded a $5.5 million contract to provide the Republic of Korea with MIDS-LVT terminals for their F-16 fighters.

Rockwell Collins selected to provide avionics to the following airlines during the Singapore Airshow:
Singapore Airlines for up to 15 Airbus A330s
BOC Aviation for up to 30 new Airbus A320s
China Eastern Airlines for 50 Airbus A320s
Hainan Airlines for 47 Airbus A320s

Rockwell Collins’ 5th Generation ARC-210 available with modern cryptographic capability
The Rockwell Collins RT-1939 ARC-210 fifth generation radio continues to be a leader in the airborne V/UHF market by being the first airborne software defined radio to be fully certified and fielded with modernized cryptographic capability with Tactical Secure Voice encryption.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 19, 2012. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through June 18, 2012.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of earthquakes or similar natural disasters, including potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

For the three and six months ended March 31, 2011, results for the company's Rollmet business are reported as discontinued operations. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011
Sales
Government Systems	$628	$716	$1,211	$1,366
Commercial Systems	533	500	1,044	954
Total sales	$1,161	$1,216	$2,255	$2,320

Segment operating earnings
Government Systems	$128	$150	$245	$281
Commercial Systems	112	91	213	173
Total segment operating earnings	240	241	458	454

Interest expense	(7)	(4)	(13)	(9)
Stock-based compensation	(7)	(7)	(13)	(12)
General corporate, net	(13)	(12)	(25)	(24)
Income from continuing operations before income taxes	213	218	407	409
Income tax expense	(52)	(68)	(116)	(109)

Income from continuing operations	161	150	291	300
Income from discontinued operations, net of taxes	—	—	—	1
Net income	$161	$150	$291	$301

Diluted earnings per share:
Continuing operations	$1.09	$0.96	$1.95	$1.91
Discontinued operations	—	—	—	0.01
Diluted earnings per share	$1.09	$0.96	$1.95	$1.92

Weighted average diluted shares outstanding	147.6	156.5	149.4	157.0

The following tables summarize sales by product category and by type of product or service for the three and six months ended March 31, 2012 and 2011 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011
Government Systems sales by product category:
Avionics	$365	$352	$689	$667
Communication products	154	190	298	346
Surface solutions	58	92	118	198
Navigation products	51	82	106	155
Total Government Systems sales	$628	$716	$1,211	$1,366

Commercial Systems sales by product category:
Air transport aviation electronics:
Original equipment	$141	$132	$265	$247
Aftermarket[1]	122	108	242	210
Wide-body in-flight entertainment products and services	24	29	49	56
Total air transport aviation electronics	287	269	556	513

Business and regional aviation electronics:
Original equipment	148	138	289	256
Aftermarket	98	93	199	185
Total business and regional aviation electronics	246	231	488	441
Total Commercial Systems sales	$533	$500	$1,044	$954

Commercial Systems sales by type of product or service:
Total original equipment	$289	$270	$554	$503
Total aftermarket[1]	220	201	441	395
Wide-body in-flight entertainment products and services	24	29	49	56
Total Commercial Systems sales	$533	$500	$1,044	$954

1For the three and six months ended March 31, 2011, air transport aviation electronics aftermarket sales have been reduced by $7 million and $13 million, respectively, to reflect the impact of classifying Rollmet as a discontinued operation.

The following table summarizes total Research & Development expenses by segment and funding type for the three and six months ended March 31, 2012 and 2011 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011
Research and Development Expense:
Customer-funded:
Government Systems	$112	$117	$220	$226
Commercial Systems	20	19	41	39
Total Customer-funded	132	136	261	265

Company-funded:
Government Systems	22	28	43	49
Commercial Systems	60	60	119	118
Total Company-funded	82	88	162	167
Total Research and Development Expense	$214	$224	$423	$432

Percent of Total Sales	18.4%	18.4%	18.8%	18.6%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2012	September 30, 2011
Assets
Cash and cash equivalents	$297	$530
Receivables, net	898	969
Inventories, net	1,365	1,195
Current deferred income taxes	88	106
Other current assets	109	89
Total current assets	2,757	2,889

Property	751	754
Goodwill	780	780
Intangible assets	298	308
Long-term deferred income taxes	401	448
Other assets	220	210
Total assets	$5,207	$5,389

Liabilities and equity
Short-term debt	$97	$—
Accounts payable	414	485
Compensation and benefits	250	324
Advance payments from customers	269	269
Accrued customer incentives	151	128
Product warranty costs	127	148
Other current liabilities	145	141
Total current liabilities	1,453	1,495

Long-term debt, net	774	528
Retirement benefits	1,483	1,633
Other liabilities	163	205
Equity	1,334	1,528
Total liabilities and equity	$5,207	$5,389

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	March 31
	2012	2011
Operating Activities:
Net income	$291	$301
Adjustments to arrive at cash provided by operating activities:
Depreciation	55	52
Amortization of intangible assets	19	19
Stock-based compensation expense	13	12
Compensation and benefits paid in common stock	35	33
Excess tax benefit from stock-based compensation	(7)	(3)
Deferred income taxes	59	40
Pension plan contributions	(118)	(107)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	80	(1)
Inventories	(195)	(188)
Accounts payable	(66)	39
Compensation and benefits	(74)	6
Advance payments from customers	—	(42)
Accrued customer incentives	23	(15)
Product warranty costs	(21)	(16)
Income taxes	(38)	31
Other assets and liabilities	(11)	(34)
Cash Provided by Operating Activities	45	127

Investing Activities:
Property additions	(69)	(66)
Acquisition of businesses, net of cash acquired	—	(17)
Proceeds from sale of short-term investments	—	18
Acquisition of intangible assets	(1)	(2)
Proceeds from disposition of property	2	—
Other investing activities	(4)	3
Cash Used for Investing Activities	(72)	(64)

Financing Activities:
Purchases of treasury stock	(502)	(211)
Cash dividends	(71)	(75)
Increase in short-term commercial paper borrowings, net	97	15
Decrease in short-term borrowings	—	(10)
Increase in long-term borrowings	247	—
Proceeds from the exercise of stock options	16	12
Excess tax benefit from stock-based compensation	7	3
Cash Used for Financing Activities	(206)	(266)

Effect of exchange rate changes on cash and cash equivalents	—	4

Net Change in Cash and Cash Equivalents	(233)	(199)
Cash and Cash Equivalents at Beginning of Period	530	435
Cash and Cash Equivalents at End of Period	$297	$236